                          SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant ( )
Filed by a Party other than the Registrant (X)

Check the appropriate box:

( )  Preliminary Proxy Statement
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                            Heilig Meyers Company
               (Name of Registrant as Specified in its Charter)

                            Heilig Meyers Company
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)  Proposed maximum aggregate value of transaction:

(X) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:   $125

     2)  Form, Schedule, or Registration Statement No.: Schedule 14A
                                                        Preliminary Proxy

     3)  Filing Party:  Heilig Meyers Company

     4)  Date Filed:   April 12, 1994

                             HEILIG-MEYERS COMPANY
                             2235 STAPLES MILL ROAD
                            RICHMOND, VIRGINIA 23230
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 15, 1994
TO THE HOLDERS OF COMMON STOCK:
     The Annual Meeting of Shareholders of Heilig-Meyers Company (the "Company") will be held in the Auditorium, 4th Floor, Crestar Building -- 919 East Main Street, Richmond, Virginia, on Wednesday, June 15, 1994, commencing at 10:30 a.m. E.D.T., for the following purposes:
     1. To elect a board of twelve directors.
     2. To act upon a proposal, previously approved by the Board of Directors, to adopt the 1994 Stock Option Plan.
     3. To act upon a proposal, previously approved by the Board of Directors, to amend the Company's Restated Articles of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue to 250,000,000 shares.
     4. To ratify or reject the selection of Deloitte & Touche as accountants and auditors for the Company for the current fiscal year.
     5. To transact such other business as may properly come before the meeting or any adjournments thereof.
     The Board of Directors has fixed the close of business on April 26, 1994, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.
     Your attention is directed to the attached Proxy Statement.
                                          By Order of the Board of Directors
                                          ROY B. GOODMAN, Secretary
May 3, 1994
PLEASE FILL IN, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

                             HEILIG-MEYERS COMPANY
                             2235 STAPLES MILL ROAD
                            RICHMOND, VIRGINIA 23230
                                PROXY STATEMENT
                      TO BE MAILED ON OR ABOUT MAY 3, 1994
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 15, 1994
     The accompanying proxy is solicited by and on behalf of the Board of Directors of Heilig-Meyers Company (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held June 15, 1994, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. Supplementary solicitations may also be made by mail or by telephone, telegraph or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. It is also contemplated that, for a fee of $5,500 plus certain expenses, additional solicitation will be made by personal interview, telephone, telecopy and telegraph under the direction of the proxy solicitation firm of D. F. King & Co., Inc., 77 Water Street, New York, New York 10005. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms, other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.
     The shares represented by all properly executed proxies received by the Secretary of the Company and not revoked as herein provided will be voted as set forth herein unless the shareholder directs otherwise in the proxy, in which event such shares will be voted in accordance with such directions. Any proxy may be revoked at any time before the shares to which it relates are voted either by written notice (which may be in the form of a substitute proxy delivered to the secretary of the meeting) or by attending the meeting and voting in person.
     Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting will constitute a quorum. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote (including broker non-votes) on a matter will count towards a quorum, but will have no effect on the action taken with respect to such matter except with respect to the proposed amendment to the Company's Amended and Restated Articles of Incorporation. See "Amendment to the Restated Articles of Incorporation to Increase the Number of Authorized Shares."
                       VOTING SECURITIES AND RECORD DATE
     The Board of Directors has fixed the close of business on April 26, 1994, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof. Each holder of record of the Company's Common Stock, $2.00 par value (the "Common Stock") on the record date will be entitled to one vote for each share then registered in the holder's name with respect to all matters to be considered at the meeting. As of the close of business on the record date, 48,433,223 shares of Common Stock were outstanding and entitled to vote at the meeting.
                                       1

                             ELECTION OF DIRECTORS
NOMINEES
     The Company's Board of Directors presently consists of twelve directors, who are named below as nominees and who were elected at the 1993 Annual Meeting of Shareholders to serve until the next Annual Meeting of Shareholders or the election and qualification of their successors. The twelve nominees for director receiving the greatest number of votes cast for the election of directors will be elected.
     Each of the nominees has consented to his being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the table below with respect to his age, his principal occupation or employment and his beneficial ownership of the Common Stock as of April 26, 1994. The table also sets forth the amount of shares beneficially owned as of April 26, 1994, by all the executive officers set forth in the summary compensation table who are not directors, and by all executive officers and directors as a group and the percentage of outstanding shares represented by the stated beneficial ownership. To the best of the Company's information, the persons named in the table, and all executive officers and directors as a group, have sole voting and investment power with respect to shares shown as owned by them, except as set forth in the notes thereto.
     It is expected that each of these nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated), the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees. Shareholders may withhold authority to vote for any of the nominees on the accompanying proxy.

                                                                       AMOUNT OF SHARES
                                                                      BENEFICIALLY OWNED
                                                                        AND PERCENT OF
          NAME, AGE, POSITIONS OF DIRECTORS                                 CLASS
            WITH THE COMPANY OR PRINCIPAL                                OUTSTANDING
            OCCUPATION FOR THE PAST FIVE                 DIRECTOR      AS OF APRIL 26,
             YEARS AND OTHER INFORMATION                 SINCE(1)          1994(2)
WILLIAM C. DERUSHA, 44...............................      1983            453,053(4)(5)
Chairman of the Board since April 1986.(3)
Chief Executive Officer since April 1984.(3)
Director, Signet Banking Corporation.
TROY A. PEERY, JR., 48...............................      1984               415,943(4)
President since April 1986.(3)
Chief Operating Officer since December 1987.(3)
ALEXANDER ALEXANDER, 65..............................      1975                13,896(4)
President, Colony Management Corporation (real estate
management).
ROBERT L. BURRUS, JR., 59............................      1973                22,175(4)
Chairman (since 1990) and partner
of McGuire, Woods, Battle & Boothe (law firm).
Director, CSX Corporation, S&K Famous Brands, Inc.
and Concepts Direct, Inc.

                                       2

                                                                        AMOUNT OF SHARES
                                                                       BENEFICIALLY OWNED
          NAME, AGE, POSITIONS OF DIRECTORS                           AND PERCENT OF CLASS
            WITH THE COMPANY OR PRINCIPAL                                 OUTSTANDING
            OCCUPATION FOR THE PAST FIVE                 DIRECTOR       AS OF APRIL 26,
             YEARS AND OTHER INFORMATION                 SINCE(1)           1994(2)
ARTHUR D. CHARPENTIER, 47............................      1987             52,902(4)(6)
President, Merritt Research Corporation (investment
advisory services) since 1987. General partner,
Prescott Group (investment partnerships) 1988 to
1991. Director, Russ Berrie and Co., Inc.
BENJAMIN F. EDWARDS III, 62..........................      1983                20,000(7)
Chairman of the Board, President, Chief Executive
Officer and Director, A.G. Edwards, Inc., the parent
of A.G. Edwards & Sons, Inc. (securities brokerage
and investment banking). Director, National Life
Insurance Company of Vermont.
ALAN G. FLEISCHER, 77................................      1976                    2,530
Of Counsel, law firm of Hirschler, Fleischer,
Weinberg, Cox & Allen. Rector, Norfolk State
University. Member, Board of Associates, University
of Richmond.
NATHANIEL KRUMBEIN, 79...............................      1946            112,555(4)(8)
Retired Vice Chairman of the Company.
HYMAN MEYERS, 82.....................................      1940        348,764(4)(9)(10)
Retired Chairman of the Board of the Company.
S. SIDNEY MEYERS, 80.................................      1940         65,411(4)(9)(11)
Retired Vice Chairman of the Company.
LAWRENCE N. SMITH, 56................................      1975                19,431(4)
President and Chief Executive Officer, Resource Bank
since December 1992. Chairman and Chief Executive
Officer, Essex Financial Group, Inc. (investment and
mortgage banking firm) until December 1992.

                                       3

                                                                        AMOUNT OF SHARES
                                                                       BENEFICIALLY OWNED
          NAME, AGE, POSITIONS OF DIRECTORS                           AND PERCENT OF CLASS
            WITH THE COMPANY OR PRINCIPAL                                 OUTSTANDING
            OCCUPATION FOR THE PAST FIVE                 DIRECTOR       AS OF APRIL 26,
             YEARS AND OTHER INFORMATION                 SINCE(1)           1994(2)
GEORGE A. THORNTON, III, 53..........................      1980              195,561(12)
Chairman, TimBuck II, Ltd. (Ships Watch, Buck Island,
resort real estate development). Independent
consultant to furniture manufacturers.
Certain Executive Officers
JOSEPH R. JENKINS....................................                         163,275(4)
Executive Vice President and Chief Financial Officer
(3)
JAMES F. CERZA, JR...................................                         198,683(4)
Executive Vice President, Operations (3)
JAMES R. RIDDLE......................................                         175,472(4)
Executive Vice President, Marketing (3)
All executive officers and directors                                    2,710,180(4)(13)
  as a group (22 persons)............................                               5.6%

     (1) Year in which the nominee was first elected a director of the Company or any of its predecessors. The Company's predecessors are numerous Virginia and North Carolina corporations, the first of which was incorporated in 1940, and all of which were merged into Heilig-Meyers Company, a North Carolina corporation, in March 1970, which in turn was merged into the Company in June 1972.
     (2) Unless otherwise indicated, less than one percent of the outstanding Common Stock.
     (3) Nominee or officer holds the same offices in the Company's wholly-owned subsidiary Heilig-Meyers Furniture Company.
     (4) Includes shares which could be acquired through the exercise of stock options within 60 days after April 26, 1994.
     (5) Excludes 150 shares owned of record by Mr. DeRusha's wife.
     (6) Includes 12,402 shares held jointly with Mr. Charpentier's wife.
     (7) Excludes 1,687 shares owned of record by Mr. Edwards' wife.
     (8) Includes 46 shares held by Mr. Krumbein as trustee or custodian. Excludes 81,710 shares owned of record by Mr. Krumbein's wife. Includes 6,600 shares held of record by the Krumbein Foundation of which Mr. Krumbein is an officer, as to which shares he may be deemed to share voting and investment powers.
                                       4

     (9) Includes 5,023 shares owned of record by the Meyers-Krumbein Foundation of which Messrs. Hyman and S. Sidney Meyers are officers, as to which shares they may be deemed to share voting and investment powers.
     (10) Includes 218,471 shares held in trusts of which Mr. Meyers is co-trustee, as to which shares Mr. Meyers may be deemed to share voting and investment powers.
     (11) Excludes 25,949 shares owned of record by Mr. Meyers' wife.
     (12) Includes 37,479 shares held by Mr. Thornton as trustee for his children. Excludes 22,072 shares owned of record by the George and Eleanor D. Thornton Foundation of which Mr. Thornton is a director.
     (13) Excludes a total of 8,209 shares owned of record by the wives of executive officers not named above. See notes 5 through 12 above.
     The securities brokerage and investment banking firm of A.G. Edwards & Sons, Inc., served as an underwriter for a public offering of the Common Stock in May 1993 and may perform other services for the Company during the current fiscal year. Mr. Edwards is Chairman of the Board, President, Chief Executive Officer and Director of the parent company of A.G. Edwards & Sons, Inc.
     As of April 26, 1994, there were no beneficial owners of more than 5% of the Common Stock known to the Company.
NOMINATIONS FOR DIRECTOR
     The By-laws of the Company provide that the only persons who may be nominated for Directors are (i) those persons nominated by the Company's Board of Directors; (ii) those persons nominated by the Nominating Committee of the Company's Board of Directors and (iii) those persons whose names were personally delivered to the Secretary of the Company not later than the close of business on the tenth day following the mailing date of the Company's Proxy Statement for an annual meeting or delivered to the Secretary of the Company by United States mail, postage prepaid, postmarked no later than ten days after the mailing date of the Proxy Statement for an annual meeting. Any shareholder wishing to nominate a person other than those listed in this Proxy Statement must submit the following information in writing to the Office of the Secretary, Heilig-Meyers Company, 2235 Staples Mill Road, Richmond, Virginia 23230: (i) the name and address of the shareholder who intends to make the nomination; (ii) the name, address, and principal occupation of each proposed nominee; (iii) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (iv) the written consent of each proposed nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.
     By requiring advance notice of shareholder nominations, this By-law affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform shareholders about such qualifications. The By-law does not give the Board of Directors any power to approve or disapprove of shareholder nominations for election of directors. However, it may have the effect of precluding a contest for the election of directors if its procedures are not followed, and therefore may discourage or deter a shareholder from conducting a solicitation of proxies to elect his own slate of directors.
FAMILY RELATIONSHIPS
     Hyman Meyers, Director of the Company, and S. Sidney Meyers, Director of the Company, are brothers. Nathaniel Krumbein, Director of the Company, is their brother-in-law.
                                       5

ATTENDANCE
     The Board of Directors held eight meetings during the fiscal year ended February 28, 1994. Each director attended 75 percent or more of these meetings, including regularly scheduled and special meetings, and the meetings of all committees of the Board on which they served that were held in the past fiscal year during the periods in which they were directors or served on such committees.
COMPLIANCE WITH EXCHANGE ACT FILING REQUIREMENTS
     The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of the Forms 3, 4 and 5 received by it, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that all executive officers and directors complied with such filing requirements, except that Nathaniel Krumbein, a Company director, reported late gifts of 12,014 shares by himself and his wife in January 1994, George A. Thornton, III, a Company director, reported late the sale of 10,000 shares in July 1993 and the sale of 933 shares held as trustee for an adult son in August 1993, Benjamin F. Edwards III a Company director, reported late the purchase of 500 shares in February 1994 and James F. Cerza, Jr. reported late donations of 875 shares in November 1993.
COMMITTEES OF THE BOARD OF DIRECTORS
     The standing committees of the Board of Directors of the Company include an Audit Committee, a Compensation Committee and a Nominating Committee.
     Messrs. Smith, Alexander, Charpentier and Edwards are the members of the Audit Committee, which met two times during the fiscal year ended February 28, 1994. The primary functions of the Committee are to make recommendations to the Board concerning engaging and discharging the independent auditors; to review the overall scope and the results of the annual audit; to review the independence of the independent auditors; and to review the functions and performance of the internal audit department and the Company's internal accounting controls.
     The Compensation Committee, comprised of Messrs. Burrus, Fleischer, Smith and Thornton, met three times during the fiscal year ended February 28, 1994. The primary functions of the Committee are to review and make recommendations concerning the direct and indirect compensation of officers elected by the Board; to administer and make awards under the Company's stock option programs; to review and report to the Board concerning annual salaries and year-end bonuses recommended by management for all officers and certain other executives; to recommend special benefits and perquisites for management and to generally consult with management regarding employee benefits and personnel policies.
     Messrs. Fleischer, Burrus and Thornton are the members of the Nominating Committee, which met one time during the fiscal year ended February 28, 1994. The primary functions of the Committee are to recommend persons to fill vacancies on the Board and for membership on committees established by the Board and to consider nominees recommended by shareholders.
                                       6

EXECUTIVE COMPENSATION
     SUMMARY COMPENSATION TABLE. The table below sets forth for the years ended February 28, 1994, February 28, 1993, and February 29, 1992, the annual and long-term compensation for services in all capacities to the Company and its subsidiaries of those persons who at February 28, 1994, were the Company's Chief Executive Officer and the next four highest compensated executive officers of the Company whose salary and bonus exceeded $100,000 for the year ended February 28, 1994.

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                    ANNUAL COMPENSATION                 AWARDS
                                FISCAL                             OTHER ANNUAL        OPTIONS/          ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR      SALARY      BONUS      COMPENSATION(1)     SARS(#)(4)     COMPENSATION(1)(2)
William C. DeRusha                1994    $432,000    $367,000          (3)             135,000           $ 12,937
  Chairman of the                 1993     400,000     340,000          (3)              0                   9,652
  Board and Chief                 1992     331,000     198,000          --              303,750                 --
  Executive Officer
Troy A. Peery, Jr.                1994     388,800     330,000          (3)             135,000             33,252
  President and Chief             1993     360,000     306,000          (3)              0                  22,920
  Operating Officer               1992     296,000     177,000          --              273,375                 --
Joseph R. Jenkins                 1994     240,000     204,000          (3)              75,000             20,339
  Executive Vice                  1993     210,000     178,500          (3)              0                  17,170
  President and Chief             1992     175,000     103,000          --              168,750                 --
  Financial Officer
James F. Cerza, Jr.               1994     240,000     204,000          (3)              75,000              8,310
  Executive Vice                  1993     210,000     178,500          (3)              0                   9,963
  President, Operations           1992     170,000     100,000          --              168,750                 --
James R. Riddle                   1994     217,000     184,000          (3)              75,000             18,353
  Executive Vice                  1993     190,000     161,500          (3)              0                  13,912
  President, Marketing            1992     170,000      86,000          --              168,750                 --

     (1) In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation and All Other Compensation are excluded for the Company's 1992 fiscal year.
     (2) Consists of Company contributions to the Employees' Profit Sharing and Retirement Savings Plan, the Employees' Supplemental Profit Sharing and Retirement Savings Plan and the dollar value of split dollar life insurance premiums paid on behalf of the named executive officers.
     (3) None of the named executive officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for 1993 or 1994.
     (4) Amounts have been adjusted to reflect three-for-two stock splits distributed in the form of a stock dividend in January 1992, November 1992 and July 1993.
     OPTION GRANT TABLE. The following table sets forth information concerning individual grants of stock options made during the year ended February 28, 1994, to the Company's executive officers named in the Summary Compensation Table.
                                       7

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS                                          POTENTIAL REALIZABLE
                                               % OF TOTAL                                      VALUE AT ASSUMED ANNUAL
                                  OPTIONS/    OPTIONS/SARS     EXERCISE                         RATES OF STOCK PRICE
                                   SARS        GRANTED TO      OR BASE                         APPRECIATION FOR OPTION
                                  GRANTED     EMPLOYEES IN      PRICE         EXPIRATION               TERM(1)
             NAME                   (#)       FISCAL YEAR       ($/SH)           DATE             5%            10%
William C. DeRusha                135,000         12.28%        $20.83      April 6, 2003     $1,771,200     $4,479,300
Troy A. Peery, Jr.                135,000         12.28          20.83      April 6, 2003      1,771,200      4,479,300
Joseph R. Jenkins                  75,000          6.82          20.83      April 6, 2003        984,000      2,488,500
James F. Cerza, Jr.                75,000          6.82          20.83      April 6, 2003        984,000      2,488,500
James R. Riddle                    75,000          6.82          20.83      April 6, 2003        984,000      2,488,500

     (1) Stock appreciation values calculated by annually compounding the exercise price until expiration at the growth rate noted.
     AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES. The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in fiscal 1994 by the Company's executive officers named in the Summary Compensation Table. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on February 28, 1994, and the aggregate gains that would have been realized had these options been exercised on February 28, 1994, even though these options were not exercised, and the unexercisable options could not have been exercised, on February 28, 1994.
              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                         NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED
                                    SHARES                                  OPTIONS/SARS AT                IN-THE-MONEY OPTIONS
                                  ACQUIRED ON         VALUE                     2-28-94                       AT 2-28-94(2)
             NAME                 EXERCISE(#)      REALIZED(1)       EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
William C. DeRusha                  54,967          $1,560,441         336,853          101,250        $7,676,116      $ 1,232,213
Troy A. Peery, Jr.                  41,500           1,150,449         298,750          101,250         6,762,788        1,232,213
Joseph R. Jenkins                   46,875           1,174,706         134,500           56,250         3,002,715          684,563
James F. Cerza, Jr.                 36,875             987,078         165,000           56,250         3,733,800          684,563
James R. Riddle                     37,000             928,621         139,375           56,250         3,119,569          684,563

     (1) This amount represents the gross value after commissions and before adjustment for applicable federal or state taxes.
     (2) Based on the closing sales price of the Common Stock of $33.00 on February 28, 1994.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Compensation Committee (the "Committee") of the Board of Directors (comprised of directors who are not employees of the Company) has provided the following report on Executive Compensation:
                                       8

COMPENSATION PHILOSOPHY
     The Committee believes that corporate performance and, in turn, shareholder value will be enhanced by a compensation system which supports and reinforces the Company's key operating and strategic goals while aligning the financial interests of the Company's executive officers with those of the shareholders. The Company utilizes both short-term and long-term incentive compensation programs to achieve this objective. These programs are tied to store, regional, departmental and Company-wide business goals as well as individual goals. For executive officers, the Company relies on an annual incentive program and stock option program to align the executives' financial interests with those of its shareholders.
COMPONENTS OF THE COMPENSATION PROGRAM
     The Company's compensation program for executive officers consists of a base salary, an annual incentive bonus program and a stock option program, all of which are tied to the Company's success in achieving financial and strategic performance goals. The Company's performance goals are proposed by management and are approved by the Board of Directors of the Company as part of the Company's budgeting process.
     Each year, the Committee reviews proposals submitted by the Company's Chief Executive Officer ("CEO") for annual salary for the executive officers other than the CEO. In evaluating the CEO's proposals, the Committee considers (1) the individual executive officer's performance, including evaluations thereof provided by the CEO and (2) the Company's performance in relation to its performance goals, which include pretax earnings, earnings per share and return on equity. Under employment agreements covering the five named executive officers, the Committee may increase, but not decrease executive salaries on an annual basis.
     The Committee also considered the effect of Internal Revenue Code Section 162(m), which imposes a $1 million limit per year on the corporate tax deduction for compensation paid or accrued with respect to the top five executives of a publicly-held corporation. Performance-based compensation that meets certain requirements will not be subject to this deduction limit. The limit is generally effective for any payment made by the Company that would be deductible for the fiscal year beginning March 1, 1994. It was the Committee's recommendation that no changes be made to the Company's existing compensation programs to avoid the limit since the current compensation level of the top five executives is unlikely to exceed the $1 million limit during the fiscal year ending February 28, 1995. However, the Company has proposed the adoption of a new 1994 Stock Option Plan with the intention of making the plan meet the requirements for performance-based compensation. The Committee will continue to monitor the impact of the Section 162(m) limit and to assess various alternatives to minimize or eliminate any loss of tax deductions in future years, provided the alternatives are consistent with the objectives of the Company's executive compensation program.
     The annual incentive bonus program for executive officers is the principal short-term incentive compensation program of the Company. Cash bonuses are paid following the conclusion of the Company's fiscal year. These cash bonus awards are based upon the achievement of Company performance goals designated at the beginning of the Company's fiscal year and upon a series of component factors, each determined separately. The component factors, some of which are evaluated by the CEO, for executives other than the CEO, include: (1) personal performance, (2) departmental business goals, (3) the extent to which the Company's (a) pretax profits, and (b) earnings per share increase over those of the previous fiscal year, and (4) the extent to which the Company meets or exceeds its budgeted pretax profits and earnings per share targets. The Committee first establishes a threshold target and maximum bonus payable for levels of Company performance based on pretax profits, net aftertax earnings and earnings per share. The Committee then determines the individual bonus amount by assigning a percentage of salary to each of the component factors described above. The total of an officer's percentages earned for each component is then multiplied by the individual officer's salary to determine his or
                                       9
her annual incentive cash bonus. The maximum percentage of salary the five named executive officers may receive as bonus for each of the component factors is as follows: personal performance (ten percent); departmental business goals (ten percent); pretax profits (twenty percent); and earnings per share (twenty percent). Consequently, bonus payments vary depending upon the extent to which the Company achieves its target financial performance for the year. If the targets are not achieved, no bonus is payable. However, in the event of a change of control, a minimum annual bonus may still be paid under employment agreements with the five named executive officers. See "Employment Agreements."
     In addition, the Committee authorized a special incentive cash bonus payment to be made to the five named executive officers for the fiscal year ending February 28, 1994, in view of management's performance and pre-tax earnings and earnings per share substantially greater than the amount established as the maximum targets for the annual 1994 incentive bonus.
     The Company's long-term incentive program is a stock option program under which the Committee reviews and recommends proposed grants of long-term incentive compensation in the form of stock options. The Committee considers stock options to be an important means of insuring that senior executives maintain their incentive to increase the profitability of the Company and the value of the Company's stock. Whether a grant will be made to an executive officer, and in what amount, are determined by the Committee based on the Company's overall performance and the individual's performance. Because the value of stock options is entirely a function of the value of the Company's stock, the Committee believes that this component of the Company's compensation arrangement aligns the interests of the senior executives with those of the Company's shareholders. Options have always been granted with an exercise price equal to the fair market value of the Company's stock on the date of grant.
     The options granted to the five named executive officers in April 1993 were intended to preserve for the executives the same opportunity for future appreciation in the Company's stock that such executives possessed before December 1992, when each of the five named executive officers exercised a block of nonstatutory stock options and four of the five named executive officers sold the underlying shares acquired upon the December 1992 exercise. The Committee also considered that as a result of the December 1992 option exercises, the Company's ability to receive the full tax benefit associated with such exercises (i.e., the Company's deduction) was preserved.
CHIEF EXECUTIVE OFFICER'S COMPENSATION
     The Committee determined the compensation of William C. DeRusha, Chief Executive Officer, for the fiscal year ended February 28, 1994, in a manner consistent with the guidelines described above. The Committee evaluated the Company's performance with respect to its stated budget and financial goals that were established and agreed to by Mr. DeRusha before the start of this fiscal year. The Committee also evaluated Mr. DeRusha's personal performance, in view of (a) the personal goals he established for himself, in consultation with the Committee, as Chairman and Chief Executive Officer and (b) the extent to which the Company exceeded its financial goals. The Committee evaluated Mr. DeRusha's personal performance and it was determined that his performance exceeded expectations.
ADMINISTRATION OF COMPENSATION PROGRAM
     The Committee oversees all compensation programs for senior management and reviews and approves many plans and programs for other employees. The Committee reviews management recommendations and ultimately
                                       10
determines levels of base salary, annual incentive bonus program payments and stock option grants. The Committee also reviews and determines the salary level of the CEO, whose compensation is reported in this proxy statement.
                             COMPENSATION COMMITTEE
                        Robert L. Burrus, Jr., Chairman
                               Alan G. Fleischer
                               Lawrence N. Smith
                            George A. Thornton, III
PERFORMANCE GRAPH
     The following graph compares the cumulative total return on the Company's Common Stock ("HMY") with the cumulative total return of the companies included in the S&P 500 and the S&P Retail Stores Composite for the last five fiscal years.
                              (Performance Graph)

                          1989     1990     1991     1992     1993     1994
Heilig Meyers             100      139.3    169.5    310.9    444.8    742.0
S&P 500                   100      118.8    136.3    158.1    174.9    189.4
S&P Retail Composite      100      119.5    147.2    198.5    227.9    228.5

EMPLOYMENT AGREEMENTS
     The Company has entered into employment contracts with William C. DeRusha and Troy A. Peery, Jr. Both contracts provided for an initial three-year term that ended February 28, 1991, with an automatic annual one-year extension, unless either party notifies the other at least two years in advance that it does not wish to extend the term. The contracts also provide that Messrs. DeRusha and Peery will receive annual salaries established by the Compensation Committee of the Board of Directors of the Company (or the Board of Directors of the Company), which may be increased, but not decreased, on an annual basis. In 1993, the contracts were amended to limit the circumstances under which an executive may earn a minimum bonus payment. The contracts now provide that each employee is entitled to an annual bonus in accordance with the terms of the Company's annual performance bonus plan, provided that in the event of a change of control, such payment shall be not less than the average bonus paid to him during the three fiscal years immediately preceding the year for which the bonus is currently payable. The contracts provide further that the Company may terminate either employee's employment immediately for cause as defined in the contracts. In the event of such a termination before the expiration of the employment term, each employee will forfeit the right to receive any further salary or benefits to which he is entitled under the employment contract. Should either employee voluntarily terminate employment and become employed with another employer before the expiration of the employment term, he will also forfeit the right to receive any further salary or benefits to which he is entitled under the employment contract.
     These agreements also provide that if (a) the executive's employment is terminated by the Company for any reason other than cause or (b) the executive voluntarily terminates employment within 60 days after there has been a material reduction in his compensation, benefits or other material change in his employment status, he will be entitled to a lump sum payment equal to the aggregate compensation he would have received during the remainder of the employment term. If a change of control event occurs, the bonus to which the executive is entitled during the change of control year will be computed on the assumption that the financial results achieved before the change of control will continue at levels not less favorable than those before the change of control.
     Effective March 1, 1991, the Company also entered into employment contracts with Joseph R. Jenkins, James F. Cerza, Jr. and James R. Riddle. The terms of these contracts are identical to the terms of the agreements with Messrs. DeRusha and Peery, except that the contracts with Messrs. Jenkins, Cerza and Riddle provide for initial two-year terms with an automatic one-year renewal, unless either party notifies the other at least one year in advance that it does not wish to extend the term.
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
     The Company has executive supplemental retirement agreements with its twelve executive officers that entitle them to receive death benefits or supplemental retirement income. If the executive officer dies prior to age 65 in the employment of the Company, the executive's beneficiary will receive annual benefits of 100% of the executive officer's salary for a period of one to two years and/or 50% of the executive officer's salary for a period of eight years. If the executive officer retires at age 65, he will receive an annual retirement benefit equal to a designated percentage of his salary at the time of retirement increased four percent annually for a period of 15 years. In the event an executive officer dies after retirement, but before he has received all of his retirement income, the executive officer's beneficiary will receive annual benefits equal to a percentage of such executive officer's salary for the balance of the 15-year period.
     The executive supplemental retirement agreements with Messrs. DeRusha and Peery provide for an actuarially reduced benefit payable in the form of a lump sum in the event such executive's employment terminates for
                                       12
any reason (other than cause) before age 65. The remaining agreements provide that, if the executive's employment is terminated under circumstances entitling the executive to a payment under the Executive Severance Plan (described below), a lump sum cash out of the executive's benefit will be made to him. The Company owns and is the beneficiary under life insurance contracts intended to provide the Company with funds to meet its obligations under all executive supplemental retirement agreements.
EXECUTIVE SEVERANCE PLAN
     The Company has an executive severance plan under which executives (other than Messrs. DeRusha, Peery, Jenkins, Cerza and Riddle) designated by the Committee are covered. The executive severance plan is triggered by a change of control and, once triggered, provides certain employment and compensation guarantees for a two-year period. During the two-year period, eligible executives are guaranteed salary and bonuses at levels not less than those paid during the one-month period before the change of control. If an executive is terminated or voluntarily terminates within 60 days because the executive's working conditions have materially changed, the executive will be entitled to receive 200% of salary and bonuses received for the preceding twelve-month period. If a change of control does not occur the plan has no effect. The severance plan covers, in general, all officers of the Company (other than Messrs. DeRusha, Peery, Jenkins, Cerza and Riddle), certain categories of key administrative people designated by the Chairman and all full-time employees with ten or more years of service.
DIRECTORS' COMPENSATION
     For the fiscal year ended February 28, 1994, directors who were not employees of the Company were each paid fees of $20,000. The Company maintains deferred compensation agreements pursuant to which an outside director may defer all or a portion of the fees he receives for services performed for the Company (in his capacity as a director). The agreements provide deferred income to the participating director and/or his family at the director's attainment of age 70 (age 59, in the case of one outside director), or upon his death. The Compensation Committee may, in its sole discretion, provide for deferred income benefits in the event of a director's permanent disability. The benefit payable under these agreements is fixed for each outside director. Benefits are payable in monthly payments over a 15-year period. These agreements provide for immediate payment of an actuarially reduced benefit to each outside director upon the termination of his relationship with the Company before age 70 (age 59, in the case of one outside director) unless the relationship terminated for "due cause" as determined by the Compensation Committee or Board of Directors of the Company. Generally, if a director terminates his relationship with the Company following a change of control, he will be entitled to receive a reduced lump sum payment equal to the actuarial equivalent of the benefit he would have received at age 70 (age 59, in the case of one outside director) (taking into account deferrals made to the date of the director's death). However, in the case of one outside director, the agreement provides that in the event of termination following a change of control, an amount sufficient to satisfy the Company's future obligations to the director (and his beneficiaries) under the agreement will be deposited in a trust with a national bank. The deposited amount would be subject to the claims of creditors, but would not be otherwise available to the Company.
     In addition, directors who serve on the Executive Committee of the Company's Board of Directors and who are not full-time employees of the Company receive annual fees of $6,000. These directors are Robert L. Burrus, Jr., Hyman Meyers, Lawrence N. Smith and George A. Thornton, III. Messrs. DeRusha and Peery also serve on the Executive Committee.
     Under the Company's 1990 Stock Option Plan, each Director who is not a full time employee of the Company will receive an automatic grant on August 14, 1994, of an option to purchase 20,250 shares of Common
                                       13

Stock (which reflects adjustments for stock splits distributed in the form of stock dividends) at an exercise price equal to the fair market value of the Common Stock on August 14, 1994.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Mr. Burrus, Chairman of the Compensation Committee, is Chairman and partner of the law firm of McGuire, Woods, Battle & Boothe, which was retained as general counsel by the Company during the fiscal year ended February 28, 1994, and has been so retained during the current fiscal year.
CERTAIN TRANSACTIONS
     AGREEMENTS WITH RETIRED EXECUTIVES. The Company entered into Executive Employment and Deferred Compensation Agreements with Hyman Meyers, S. Sidney Meyers and Nathaniel Krumbein while these individuals were executive officers of the Company. The agreements provide for retirement compensation until an individual's death in an annual amount equal to 58% of the average of the highest three years of total cash compensation paid to the individual during any fiscal year in which he was employed by the Company. This amount will be reduced by the individual's primary social security benefit and by the amount determined to be payable under the employer portion of the Company's profit sharing plan. The payment to Hyman Meyers will end upon his death. S. Sidney Meyers and Nathaniel Krumbein elected to receive the actuarial equivalent of this amount as a joint and survivor annuity with their spouses, providing payments to them or their wives as long as either shall live. The Company owns and is beneficiary under life insurance contracts, purchased in full before the retirement of these individuals, which are intended to provide the Company with funds to meet its obligations under these agreements.
     During the year ended February 28, 1994, the Company made the following payments as retirement compensation: $93,008 to Hyman Meyers, $39,644 to S. Sidney Meyers, and $45,960 to Nathaniel Krumbein.
     The amount of retirement compensation is automatically increased annually by the lesser of 5% or one-half of the percentage increase in the consumer price index over the previous year.
     These agreements also provide that if a change of control occurs, amounts sufficient to satisfy the Company's future contractual obligations to each of these individuals (and his beneficiaries) under the agreements will be deposited in a trust with a national bank. The deposited amounts would be subject to the claims of creditors, but would not be otherwise available to the Company.
     During retirement, the individual is also entitled to discounted purchases, coverage under the Company's group health insurance plans, an office at a location selected by the Company and customary office services to the same extent that he received at the time of retirement. The Company paid approximately $3,448 in health and life insurance premiums for Hyman Meyers and $3,904 for each of S. Sidney Meyers and Nathaniel Krumbein during the fiscal year ended February 28, 1994. The Company provided S. Sidney Meyers and Nathaniel Krumbein with office space and services, which they shared at a total cost of $56,285 during the fiscal year ended February 28, 1994.
     The Company may retain any of these individuals (with his consent) on a year-to-year basis during retirement to render consulting services as directed by the Board of Directors, at a minimum annual fee of $10,000, plus out-of-pocket expenses. The Company did not retain any of these individuals to render consulting services during the fiscal year ended February 28, 1994.
                                       14

     LEASES. During the past fiscal year, the Company rented five of its stores and one of its local warehouses from Hyman Meyers, S. Sidney Meyers and Nathaniel Krumbein together with members of their families.1 The leases generally provide for fixed rentals ranging from $12,500 to $91,770 per year; however, four of the leases provide for rent to be adjusted every three years with the new rent equal to four percent of net sales at the leased premises during the fiscal year immediately preceding the rental adjustment. As of April 26, 1994, the unexpired terms of all leases with members of the Meyers and Krumbein families, excluding renewal options, ranged from 2 3/4 years to 15 3/4 years.
     During the fiscal year ended February 28, 1994, the Company paid rent aggregating $285,048 to certain directors and members of their families. The table below sets forth certain information concerning the rent received during the fiscal year ended February 28, 1994, and rent to be received by these directors and members of their families on account of properties leased to the Company.

                                                                         RENT RECEIVED DURING       MINIMUM ANNUAL
                                                                          FISCAL YEAR ENDED        RENT (AT CURRENT
                                                                          FEBRUARY 28, 1994      ANNUAL RENTAL RATES)
Hyman Meyers..........................................................         $ 61,322                $ 61,290
S. Sidney Meyers......................................................           61,322                  61,290
Nathaniel Krumbein....................................................            1,400                   1,368
Amy M. Krumbein (Wife of Nathaniel Krumbein)..........................           59,921                  59,921
Other family members..................................................          101,083*                 98,779

     * Consists of the following amounts payable to adult children of the following individuals: Hyman Meyers, $33,701; S. Sidney Meyers, $33,691; and Nathaniel Krumbein, $33,691.
     With respect to principal leases with the Company's directors and members of their families that were entered into from 1977 until 1986, the Company obtained advice from independent fee appraisers who hold M.A.I. designation that the terms and conditions of such leases would be fair and reasonable to the Company as tenant. The leases and the advice of the independent fee appraisers were reviewed by the Real Estate Committee of the Board of Directors of the Company, made up of directors who are not employees of the Company, and approved. The Company believes that the rent and terms provided in these leases, as well as others negotiated without this procedure, are fair and reasonable to the Company as tenant and will be generally comparable to the rent and terms of leases of similar properties in the same general location.
     FRANCHISES. During the fiscal year ended February 28, 1994, the Company had one franchise agreement for use of its service mark in connection with retail furniture operations, under which the Company supplies a merchandising and advertising program at approximate cost and the franchisee pays a franchise fee based upon sales. The agreement relates to stores in Norfolk, Virginia Beach and Keller, Virginia. Florence T. Meyers, wife of Hyman Meyers, owned a one-third interest in these franchise operations until her death in September 1993. The estate of Mrs. Meyers, of which Mr. Hyman Meyers is executor, has disposed of most of the interest in these franchise operations. The terms of the franchise agreement with respect to this franchise are substantially identical to the terms of previous franchise agreements with persons unrelated to directors of the Company. This franchise buys a significant portion of its merchandise from the Company. During the past fiscal year, this franchise's merchandise purchases from the Company totaled $1,182,420.
     1Under four of these leases the Company must pay real estate taxes and insurance premiums and must provide maintenance and make certain repairs. Under four of these leases, the Company as tenant bears the expense of real estate tax increases and certain interior repairs and pays utility charges and insurance rate increases attributable to it. One of these leases provides for rental escalations for any exercised renewal options based on increases in the Consumer Price Index.
                                       15

     During the fiscal year ended February 28, 1994, the largest amount of indebtedness to the Company at the end of any month from this franchise was $443,822, principally in respect of merchandise purchases, and on February 28, 1994, the outstanding indebtedness was $322,255. The franchisee pays interest to the Company on all amounts outstanding more than 30 days at 115% of the prevailing prime rate, which is greater than the effective rate the Company pays its major lenders.
                             1994 STOCK OPTION PLAN
INTRODUCTION
     On February 9, 1994, the Board of Directors of the Company approved and adopted the 1994 Stock Option Plan (the "1994 Plan") and directed that it be submitted to shareholders for approval.
     The 1994 Plan became effective as of February 8, 1994. Unless sooner terminated by the Board of Directors, the Plan will terminate on February 7, 2004. No awards may be made under the 1994 Plan after its termination.
     The 1994 Plan is intended to provide a means for selected key management employees of the Company to increase their personal financial interest in the Company, thereby stimulating the efforts of these employees and strengthening their desire to remain with the Company (references to the "Company" in this section will include any parent and subsidiary corporations).
     The principal features of the 1994 Plan are summarized below. The summary is qualified by reference to the complete text of the plan, which is attached as Exhibit A.
GRANTS SUBJECT TO SHAREHOLDER APPROVAL
     On February 8, 1994, the Compensation Committee granted options covering 107,236 shares of Common Stock to officers and key employees, subject to shareholder approval of the 1994 Plan. One-third of the options will become exercisable upon shareholder approval and the remainder will vest one-third on each February 8 until 1996. The exercise price of the options is $35.06, and all of the options will expire on February 8, 2004, if not exercised sooner. Of the options granted subject to shareholder approval of the 1994 Plan, none were granted to Messrs. DeRusha, Peery, Jenkins, Cerza or Riddle.
GENERAL
     The 1994 Plan authorizes the reservation of 1,000,000 shares of Common Stock for issuance pursuant to awards. Such awards may be in the form of either incentive stock options or nonstatutory stock options (as described below).
     If an award under the 1994 Plan, the Company's 1983 Stock Option Plan or the Company's 1990 Stock Option Plan is cancelled, terminates or lapses unexercised, any unissued shares allocable to such award may be subjected again to an incentive award under the 1994 Plan.
     Adjustments will be made in the number of shares which may be issued under the 1994 Plan in the event of a future stock dividend, stock split or similar pro rata change in the number of outstanding shares of Common Stock or the future creation or issuance to shareholders generally of rights, options or warrants for the purchase of Common Stock or Preferred Stock.
     The Common Stock is traded on the New York Stock Exchange, and on April 26, 1994, the closing price was $25 1/2.
                                       16

ELIGIBILITY
     All present and future employees of the Company who hold positions with management responsibilities are eligible to receive awards under the 1994 Plan. The Company estimates that it has approximately 85 such employees (56 of whom are officers).
ADMINISTRATION
     The 1994 Plan will be administered by a committee comprised of at least three directors of the Company who are not eligible to participate in the Plan and who shall be considered "disinterested" for purposes of Securities and Exchange Commission Rule 16b-3 ("Rule 16b-3"). The 1994 Plan is intended to conform to the provisions of Rule 16b-3 and to meet the requirements for performance-based compensation under Code Section 162(m). Unless otherwise determined by the Board of Directors, the Committee will be the Compensation Committee. The Compensation Committee has the power and complete discretion to determine when to grant awards, which eligible employees will receive awards, whether the award will be an incentive or nonstatutory stock option, whether stock appreciation rights will be attached to options and the number of shares to be allocated to each award. The Compensation Committee may impose conditions on the exercise of options and stock appreciation rights, and may impose such other restrictions and requirements as it may deem appropriate.
STOCK OPTIONS
     Options to purchase shares of Common Stock granted under the 1994 Plan may be incentive stock options or nonstatutory stock options. Incentive stock options qualify for favorable income tax treatment under Section 422 of the Internal Revenue Code, while nonstatutory stock options do not. The purchase price of Common Stock covered by an option may not be less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the Common Stock on the date of the option grant. Fair market value means the average of the highest and the lowest registered sales prices of the Common Stock on the exchange on which it generally has the highest trading volume. The exchange on which the Common Stock currently has the greatest trading volume is the New York Stock Exchange.
     The value of incentive stock options, based on the exercise price, that can be exercisable for the first time in any calendar year under the 1994 Plan or any other similar plan maintained by the Company is limited to $100,000.
     An employee may not receive an award of options under the 1994 Plan with respect to more than 150,000 shares of Common Stock during any one fiscal year.
     Options may only be exercised at such times as may be specified by the Compensation Committee; provided, however, that incentive stock options may not be exercised after the first to occur of (i) ten years (or, in the case of an incentive stock option granted to a 10% shareholder, five years) from the date on which the incentive stock option was granted, (ii) three months from the optionee's termination of employment with the Company for reasons other than death or disability, or (iii) one year from the optionee's termination of employment on account of death or disability. The Compensation Committee may grant options with a provision that an option not otherwise exercisable will become exercisable upon a change of control (as defined in the 1994 Plan). The Compensation Committee may also accelerate the expiration date of outstanding options in the event of a change of control or a change in the corporate structure of the Company.
     An optionee exercising an option may pay the purchase price in cash; and if the option so provides, by delivering or causing to be withheld from the option shares, shares of Common Stock; by delivering a promissory note; or by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to
                                       17
the Company the amount of sale or loan proceeds from the option shares to pay the exercise price. The Compensation Committee may also provide in the option that an employee who exercises an option by delivering already owned shares of Common Stock will be automatically granted a "reload option," which is a new option equal in amount to the number of shares delivered to exercise the option with an exercise price equal to the fair market value of the Common Stock on the date of delivery.
STOCK APPRECIATION RIGHTS
     The Compensation Committee may award stock appreciation rights with an option, or the Compensation Committee may subsequently award and attach stock appreciation rights to a previously awarded nonstatutory option, and impose such conditions upon their exercise as it deems appropriate. When the stock appreciation right is exercisable, the holder may surrender to the Company all or a portion of his unexercised stock appreciation right and receive in exchange an amount equal to the excess of (i) the fair market value on the date of exercise of the Common Stock covered by the surrendered portion of the stock appreciation right over (ii) the exercise price of the Common Stock under the related option. The Compensation Committee may limit the amount which can be received when a stock appreciation right is exercised. When a stock appreciation right is exercised, the underlying option, to the extent surrendered, will no longer be exercisable. Similarly, when an option is exercised, any stock appreciation rights attached to the option will no longer be exercisable. The Company's obligation arising upon the exercise of a stock appreciation right may be paid in Common Stock or in cash, or in any combination of the two, as the Compensation Committee may determine.
     Stock appreciation rights may only be exercised when the underlying option is exercisable or, if there is no underlying option, at such times as may be specified by the Compensation Committee, which may include a change of control. There are further limitations on when an officer, director or 10% shareholder of the Company (an "Insider"), may exercise a stock appreciation right. In particular, Insiders may not exercise stock appreciation rights for cash within the first six months after they are granted.
TRANSFERABILITY OF AWARDS
     An option awarded under the Plan may not be sold, transferred, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution. All rights granted to a participant under the Plan shall be exercisable during his lifetime only by such participant, or his guardians or legal representatives. Upon the death of a participant, his personal representative or beneficiary may exercise his rights under the Plan.
AMENDMENT OF THE 1994 PLAN AND AWARDS
     The Board of Directors may amend the 1994 Plan in such respects as it deems advisable; provided that, if and to the extent required by Rule 16b-3 or the Code, the shareholders of the Company must approve any amendment that would (i) materially increase the benefits accruing to participants under the 1994 Plan,
(ii) materially increase the number of shares of Common Stock that may be reserved for issuance under the 1994 Plan, or (iii) materially modify the requirements of eligibility for participation in the 1994 Plan. Awards granted under the 1994 Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the Plan.
FEDERAL INCOME TAX CONSEQUENCES
     An employee will not incur federal income tax when he is granted a nonstatutory stock option or an incentive stock option.
                                       18

     Upon exercise of a nonstatutory stock option or a stock appreciation right, an employee generally will recognize compensation income, which is subject to income tax withholding by the Company, equal to the difference between the fair market value of the Common Stock on the date of the exercise and the option price. The Committee has authority under the 1994 Plan to include provisions allowing the employee to elect to have a portion of the shares he would otherwise acquire upon exercise of an option or stock appreciation right withheld to cover his tax liabilities if permissible under Rule 16b-3. The election will be effective only if approved by the Compensation Committee and made in compliance with other requirements set forth in the Plan. When an employee exercises an incentive stock option, he generally will not recognize income subject to tax, unless he is subject to the alternative minimum tax.
     The Company usually will be entitled to a business expense deduction at the time and in the amount that the recipient of an incentive award recognizes ordinary compensation income in connection therewith. As stated above, this usually occurs upon exercise of nonstatutory options and stock appreciation rights. In some cases, such as the exercise of a nonstatutory option, the Company's deduction is contingent upon the Company's meeting withholding tax requirements. No deduction is allowed in connection with an incentive stock option, unless the employee disposes of Common Stock received upon exercise in violation of the holding period requirements.
     This summary of Federal income tax consequences of nonstatutory stock options, incentive stock options and stock appreciation rights does not purport to be complete. There may also be state and local income taxes applicable to these transactions. Holders of awards should consult their own advisors with respect to the application of the laws to them and to understand other tax consequences of the awards including possible income deferral for Insiders, alternative minimum tax rules, taxes on parachute payments and the tax consequences of the sale of shares acquired under the Plan.
VOTE REQUIRED
     Approval of the 1994 Stock Option Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock voting at the annual meeting.
     The Board of Directors believes that approval of the 1994 Stock Option Plan is in the best interest of all shareholders and, accordingly, recommends a vote "FOR" approval of the proposed 1994 Stock Option Plan.
        AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO INCREASE
                THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
     The Board has unanimously approved, and recommends to the shareholders that they adopt, an amendment to the first paragraph of Article III of the Restated Articles that would increase the number of authorized shares of Common Stock from 75,000,000 to 250,000,000 shares.
     Of the 75,000,000 currently authorized shares of Common Stock, as of April 26, 1994, 48,433,223 shares have been issued and 5,178,314 shares are reserved and unissued under the Company's stock option and employee stock purchase plans (including 1,000,000 shares reserved for issuance under the 1994 Plan, subject to shareholder approval). This leaves a balance of approximately 21 million authorized but unissued shares of Common Stock available and unreserved for future use. The Company has historically declared three-for-two stock splits distributed in the form of 50% stock dividends when considered appropriate by the Board of Directors and has done so in each of the last three fiscal years. Under Virginia law, the Company must have sufficient authorized and unissued shares of Common Stock to effectuate such a stock dividend. Consequently, in order to effectuate such dividends in the future, the number of authorized shares of Common Stock must be increased. Under
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
Virginia law, the Board of Directors could increase the authorized number of shares of Common Stock without shareholder approval in connection with a stock split or dividend which results in no fractional shares or cash paid in lieu of fractional shares, e.g. a two-for-one stock split or 100% stock dividend.
     The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. No holder of Common Stock has any preemptive rights to acquire additional shares of the Common Stock.
     The full text of the first paragraph of Article III of the Restated Articles, including the amendment, is attached to this Proxy Statement as Exhibit B which shareholders are urged to read carefully.
PURPOSE AND EFFECT OF AMENDMENT
     The Board believes that an increase in the number of shares of Common Stock as contemplated by this Amendment would benefit the Company and its shareholders by (i) giving the Company the flexibility to effectuate future stock splits or dividends consistent with prior practice, and (ii) giving the Company needed flexibility in its corporate planning and in responding to developments in the Company's business, including financing in acquisition transactions and other general corporate purposes. Having such authorized shares available for issuance in the future would give the Company greater flexibility to respond to future developments and allow Common Stock to be issued by the Company without the expense and delay of a special shareholders' meeting.
     Unless otherwise required by applicable law or regulation, the additional shares of Common Stock will be issuable without further authorization by a vote or consent of the shareholders and on such terms and for such consideration as may be determined by the Board. However, the New York Stock Exchange, on which the Common Stock is listed, currently requires shareholder approval as a prerequisite to listing shares in several instances, including acquisition transactions where the present or potential issuance of shares could result in an increase of 20% or more in the number of shares of Common Stock outstanding.
     The Board could use the additional shares of Common Stock to discourage an attempted change of control of the Company. However, the Board has no present intention of issuing any shares of Common Stock for such purposes and this amendment is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company.
VOTE REQUIRED
     Adoption of this amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Abstention from voting on this amendment (including broker non-vote) has the same legal effect as a vote "against" this amendment, even though the shareholder may interpret such action differently.
                     RATIFICATION OF SELECTION OF AUDITORS
     Deloitte & Touche, independent certified public accountants, has been selected by the Board of Directors as accountants and auditors for the Company for the current fiscal year, subject to ratification or rejection by the shareholders. The firm has no relationship with the Company except that it has served as its independent accountants and auditors since November 1, 1973. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders. In the event the shareholders do not ratify the selection of Deloitte & Touche, the selection of other accountants and auditors will be considered by the Board of Directors.
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
                                 OTHER MATTERS
     The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.
                     SHAREHOLDER PROPOSALS FOR 1994 MEETING
     Proposals of shareholders intended to be presented at the 1995 Annual Meeting must be received by the Company at its principal executive offices no later than January 3, 1995, for inclusion in the Company's 1995 proxy materials. Such proposals should meet the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
                              FURTHER INFORMATION
     The Company will provide without charge to each person from whom a proxy is solicited by the Board of Directors, upon the written request of any such person, a copy of the Company's annual report on Form 10-K, including the financial statements thereto, required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, for the Company's fiscal year ended February 28, 1994. Such written requests should be sent to the Office of the Treasurer, Heilig-Meyers Company, 2235 Staples Mill Road, Richmond, Virginia 23230.
                                          By Order of the Board of Directors
                                          ROY B. GOODMAN
                                          Secretary
May 3, 1994
PLEASE FILL IN, SIGN, DATE AND RETURN PROMPTLY THE ACCOMPANYING PROXY. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.
                                       21

                                                                       EXHIBIT A
                             HEILIG-MEYERS COMPANY
                             1994 STOCK OPTION PLAN
     1. PURPOSE. The purpose of this Heilig-Meyers Company 1994 Stock Option Plan (the "Plan") is to further the long term stability and financial success of Heilig-Meyers Company (the "Company") by attracting and retaining key employees of the Company through the use of stock incentives. It is believed that ownership of Company Stock will stimulate the efforts of those employees of the Company upon whose judgment and interest the Company is and will be largely dependent for the successful conduct of its business. It is also believed that Awards granted to such employees under this Plan will strengthen their desire to remain with the Company and will further the identification of those employees' interests with those of the Company's shareholders.
     2. DEFINITIONS. As used in the Plan, the following terms have the meanings indicated:
          (a) "Award" means, collectively, the award of an Option or Stock Appreciation Right under the Plan.
          (b) "Board" means the board of directors of the Company.
          (c) "Change of Control" means:
             (i) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or
             (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company ((within the scope of Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934)); or
                                      A-1

             (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the assets of the Company.
          (d) "Code" means the Internal Revenue Code of 1986, as amended.
          (e) "Company" means Heilig-Meyers Company, a Virginia corporation.
          (f) "Company Stock" means Common Stock of the Company. If the par value of the Company Stock is changed, or in the event of a change in the capital structure of the Company (as provided in Section 12), the shares resulting from such a change shall be deemed to be Company Stock within the meaning of the Plan.
          (g) "Compensation Committee" or "Committee" means the committee (or subcommittee) appointed by the Board as described under Section 13.
          (h) "Date of Grant" means the effective date of an Award granted by the Compensation Committee.
          (i) "Disability" or "Disabled" means, as to an Incentive Stock Option, a Disability within the meaning of Section 22(e)(3) of the Code. As to all other Awards, the Committee shall determine whether a Disability exists and such determination shall be conclusive.
          (j) "Fair Market Value" means as of the Date of Grant (or, if there were no trades on the Date of Grant, the last preceding day on which Company Stock was traded) (i) if the Company Stock is traded on an exchange, the average of the highest and lowest registered sales prices of the Company Stock at which it is traded on such date on the exchange on which it generally has the greatest trading volume or (ii) if the Company Stock is traded in the over-the-counter market, the average between the closing bid and asked prices on such date as reported by NASDAQ.
          (k) "Incentive Stock Option" means an Option intended to meet the requirements of, and qualify for favorable Federal income tax treatment under, Section 422 of the Code.
          (l) "Insider" means a person subject to Section 16(b) of the Securities Exchange Act of 1934.
          (m) "Nonstatutory Stock Option" means an Option, which does not meet the requirements of Section 422 of the Code, or even if meeting the requirements of Section 422 of the Code, is not intended to be an Incentive Stock Option and is so designated.
          (n) "Option" means a right to purchase Company Stock granted under the Plan, at a price determined in accordance with the Plan.
          (o) "Parent" means, with respect to any corporation, a "parent corporation" of that corporation within the meaning of Section 425(e) of the Code.
          (p) "Participant" means any employee who receives an Award under the Plan.
                                      A-2

          (q) "Reload Feature" means a feature of an Option described in an employee's stock option agreement that provides for the automatic grant of a Reload Option in accordance with the provisions described in Section 8(d).
          (r) "Reload Option" means an Option granted to an employee equal to the number of shares of already owned Company Stock delivered by the employee to exercise an Option described in Section 8(d).
          (s) "Rule 16b-3" means Rule 16b-3 of the Securities Exchange Act of 1934. A reference in the Plan to Rule 16b-3 shall include a reference to any corresponding rule (or number redesignation) of any amendments to Rule 16b-3 enacted after the effective date of the Plan's adoption.
          (t) "Stock Appreciation Right" means a right granted under the Plan to receive amounts in cash from the Company upon the surrender of an Option.
          (u) "Subsidiary" means, with respect to any corporation, a "subsidiary corporation" of that corporation within the meaning of Section 425(f) of the Code.
          (v) "10% Shareholder" means a person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company. Indirect ownership of stock shall be determined in accordance with Section 425(d) of the Code.
          (w) "Window Period" means the period beginning on the third business day and ending on the twelfth business day following the release for publication of quarterly or annual summary statements of the Company's sales and earnings. The release for publication shall be deemed to have occurred if the specified financial data (i) appears on a wire service,
     (ii) appears in a financial news service, (iii) appears in a newspaper of general circulation or (iv) is otherwise made publicly available.
     3. GENERAL. Awards of Options and Stock Appreciation Rights may be granted under the Plan. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.
     4. STOCK. Subject to Section 12 of the Plan, there shall be reserved for issuance under the Plan an aggregate of 1,000,000 shares of Company Stock, which shall be authorized, but unissued shares. Shares that have not been issued under the Heilig-Meyers Company 1990 Stock Option Plan (the "1990 Plan"), or shares allocable to options or portions thereof that expire or otherwise terminate unexercised under the Company's 1983 Stock Option Plan (the "1983 Plan"), the 1990 Plan or this Plan may be subjected to an Award under the Plan. Shares allocable to Options or portions thereof granted under the Plan that expire or otherwise terminate unexercised may again be subjected to an Award under the Plan. The Committee is expressly authorized to make an Award to a Participant conditioned upon the surrender for cancellation of an existing Award or Option granted under this Plan, the 1983 Plan or the 1990 Plan. For purposes of determining the number of shares that are available for Awards under the Plan, such number shall, if permissible under Rule 16b-3, include the number of shares surrendered by an optionee or retained by the Company in payment of federal and state income tax withholding liabilities upon exercise of a Nonstatutory Stock Option or a Stock Appreciation Right.
     5. ELIGIBILITY.
     (a) Any employee of the Company (or Parent or Subsidiary of the Company) who, in the judgment of the Committee has contributed or can be expected to contribute to the profits or growth of the Company (or Parent or Subsidiary) shall be eligible to receive Awards under the Plan. Directors of the Company who are employees of the Company and are not members of the Committee are eligible to participate in the Plan. The Committee shall have the power and complete discretion, as provided in Section 13, to select eligible employees to receive Awards
                                      A-3
and to determine for each employee the terms and conditions, the nature of the award and the number of shares to be allocated to each employee as part of each Award.
     (b) The grant of an Award shall not obligate the Company or any Parent or Subsidiary of the Company to pay an employee any particular amount of remuneration, to continue the employment of the employee after the grant or to make further grants to the employee at any time thereafter.
     6. STOCK OPTIONS.
     (a) Whenever the Committee deems it appropriate to grant Options, notice shall be given to the eligible employee stating the number of shares for which Options are granted, the Option price per share, whether the Options are Incentive Stock Options or Nonstatutory Stock Options, the extent to which Stock Appreciation Rights are granted (as provided in Section 7), and the conditions to which the grant and exercise of the Options are subject. This notice, when duly accepted in writing by the eligible employee, shall become a stock option agreement between the Company and the eligible employee.
     (b) The exercise price of shares of Company Stock covered by an Option shall be not less than 100% of the Fair Market Value of such shares on the Date of Grant; provided, that if an Incentive Stock Option is granted to a Participant who, at the time of the grant, is a 10% Shareholder, then the exercise price of the Shares of the Company Stock covered by the Incentive Stock Option shall be not less than 110% of the Fair Market Value of such shares on the Date of Grant.
     (c) An employee may not receive Awards of Options under the Plan with respect to more than 150,000 shares of Company Stock during any "one-year period," which for purposes of this Plan, shall mean the Company's fiscal year beginning on March 1 of each year and ending on the last day of February of each year.
     (d) Options may be exercised in whole or in part at such times as may be specified by the Committee in the employee's stock option agreement; provided that the exercise provisions for Incentive Stock Options shall in all events not be more liberal than the following provisions:
          (i) No Incentive Stock Option may be exercised after the first to occur of (x) ten years (or, in the case of an Incentive Stock Option granted to a 10% Shareholder, five years) from the Date of Grant, (y) three months from the employee's retirement or termination of employment with the Company and its parent and Subsidiary corporations for reasons other than Disability or death, or (z) one year from the employee's termination of employment on account of Disability or death.
          (ii) Except as otherwise provided in this paragraph, no Incentive Stock Option may be exercised unless the employee is employed by the Company or a Parent or Subsidiary of the Company at the time of the exercise (or was so employed not more than three months before the time of the exercise) and has been employed by the Company or a Parent or Subsidiary of the Company at all times since the Date of Grant. If an employee's employment is terminated other than by reason of his Disability or death at a time when the employee holds an Incentive Stock Option that is exercisable (in whole or in part), the employee may exercise any or all of the exercisable portion of the Incentive Stock Option (to the extent exercisable on the date of termination) within three months after the employee's termination of employment. If an employee's employment is terminated by reason of his Disability at a time when the employee holds an Incentive Stock Option that is exercisable (in whole or in part), the employee may exercise any or all of the exercisable portion of the Incentive Stock Option (to the extent exercisable on the date of Disability) within one year after the employee's termination of employment. If an employee's employment is terminated by reason of his death at a time when the employee holds an Incentive Stock Option that is exercisable (in whole or in part), the Incentive Stock Option may be exercised (to the extent exercisable on the date of death) within one
                                      A-4
     year after the employee's death by the person to whom the employee's rights under the Incentive Stock Option shall have passed by will or by the laws of descent and distribution.
          (iii) An Incentive Stock Option by its terms, shall be exercisable in any calendar year only to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Company Stock with respect to which incentive stock options are exercisable for the first time during the calendar year does not exceed $100,000 (the "Limitation Amount"). Incentive Stock Options granted under the Plan and similar incentive options granted after 1986 under all other plans of the Company and any Parent or Subsidiary of the Company shall be aggregated for purposes of determining whether the Limitation Amount has been exceeded. The Committee may impose such conditions as it deems appropriate on an Incentive Stock Option to ensure that the foregoing requirement is met. If Incentive Stock Options that first become exercisable in a calendar year exceed the Limitation Amount, the excess Options will be treated as Nonstatutory Stock Options to the extent permitted by law.
     (e) The Committee may, in its discretion, grant Options which by their terms become fully exercisable upon a Change of Control, notwithstanding other conditions on exercisability in the stock option agreement.
     (f) The Committee may, in its discretion, grant Options containing or amend a Nonstatutory Option previously granted to provide for a Reload Feature subject to the limitations of Section 8(d).
     7. STOCK APPRECIATION RIGHTS.
     (a) Whenever the Committee deems it appropriate, Stock Appreciation Rights may be granted in connection with all or any part of an Incentive Stock Option. At the discretion of the Committee, Stock Appreciation Rights may also be granted in connection with all or any part of a Nonstatutory Stock Option, either concurrently with the grant of the Nonstatutory Stock Option or at any time thereafter during the term of the Nonstatutory Stock Option. The following provisions apply to all Stock Appreciation Rights that are granted in connection with Options:
          (i) Stock Appreciation Rights shall entitle the employee, upon exercise of all or any part of the Stock Appreciation Rights, to surrender to the Company unexercised that portion of the underlying Option relating to the same number of shares of Company Stock as is covered by the Stock Appreciation Rights (or the portion of the Stock Appreciation Rights so exercised) and to receive in exchange from the Company an amount in cash or shares of Company Stock (as provided in the Stock Appreciation Right) equal to the excess of (x) the Fair Market Value on the date of exercise of the Company Stock covered by the surrendered portion of the underlying Option over (y) the exercise price of the Company Stock covered by the surrendered portion of the underlying Option. The Committee may limit the amount that the employee will be entitled to receive upon exercise of the Stock Appreciation Right.
          (ii) Upon the exercise of a Stock Appreciation Right and surrender of the related portion of the underlying Option, the Option, to the extent surrendered, shall not thereafter be exercisable.
          (iii) Subject to any further conditions upon exercise imposed by the Committee, a Stock Appreciation Right shall be exercisable only to the extent that the related Option is exercisable, except that in no event shall a Stock Appreciation Right held by an Insider be exercisable for cash within the first six months after it is awarded even though the related Option is or becomes exercisable, and shall expire no later than the date on which the related Option expires.
                                      A-5

          (iv) A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Company Stock covered by the Stock Appreciation Right exceeds the exercise price of the Company Stock covered by the underlying Option.
     (b) The manner in which the Company's obligation arising upon the exercise of a Stock Appreciation Right shall be paid shall be determined by the Committee and shall be set forth in the employee's Option or the related Stock Appreciation Rights agreement. The Committee may provide for payment in Company Stock or cash, or a fixed combination of Company Stock or cash, or the Committee may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised. Shares of Company Stock issued upon the exercise of a Stock Appreciation Right shall be valued at their Fair Market Value on the date of exercise.
     (c) No Stock Appreciation Right held by an Insider shall be exercisable for cash by its terms within the first six months after it is granted.
     8. METHOD OF EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS.
     (a) Options and Stock Appreciation Rights may be exercised by the employee giving written notice of the exercise to the Company, stating the number of shares the employee has elected to purchase under the Option or the number of Stock Appreciation Rights he has elected to exercise. In the case of the purchase of shares under an Option, such notice shall be effective only if accompanied by the exercise price in full in cash; provided that if the terms of an Option so permit, the employee may (i) deliver, or cause to be withheld from the Option Shares, shares of Company Stock (valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price,
(ii) deliver a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of the sale or loan proceeds to pay the exercise price, or (iii) deliver an interest bearing promissory note, payable to the Company, in payment of all or part of the exercise price together with such collateral as may be required by the Committee at the time of exercise. The interest rate under any such promissory note shall be equal to the minimum interest rate required at the time to avoid imputed interest to the Participant under the Code. For purposes of the method of payment described in (a)(ii) above, the exercise shall be deemed to have occurred on the date the Company receives the exercise notice (accompanied by the broker instructions).
     (b) The Company may place on any certificate representing Company Stock issued upon the exercise of an Option or Stock Appreciation Right any legend deemed desirable by the Company's counsel to comply with Federal or state securities laws, and the Company may require of the employee a customary written indication of his investment intent. Until the employee has made any required payment, including any applicable withholding taxes, and has had issued to him a certificate for the shares of Company Stock acquired, he shall possess no shareholder rights with respect to the shares.
     (c) As an alternative to making a cash payment to the Company to satisfy tax withholding obligations, the Committee may establish procedures permitting the Participant to elect to (i) deliver shares of already owned Company Stock or
(ii) have the Company retain the number of shares of Company Stock that would satisfy all or a specified portion of the Federal, state and local tax liabilities of the Participant in the year the Award becomes subject to tax. Any such election shall be made only in accordance with procedures established by the Committee.
     (d) If an employee exercises an Option that has a Reload Feature by delivering already owned shares of Company Stock, the employee shall automatically be granted a Reload Option. The Reload Option shall be subject to the following provisions:
                                      A-6

          (i) The Reload Option shall cover the number of shares of Company Stock delivered by the employee to the Company to exercise the Option with the Reload Feature;
          (ii) The Reload Option will not have a Reload Feature;
          (iii) The exercise price of shares of Company Stock covered by a Reload Option shall be 100% of the Fair Market Value of such shares on the date the employee delivers shares of Company Stock to the Company to exercise the Option that has a Reload Feature;
          (iv) The Reload Option shall be subject to the same restrictions on exercisability as those imposed on the underlying Option (possessing the Reload Feature);
          (v) The shares acquired upon the exercise of the Reload Option shall not be disposed of until the expiration of any retention holding period imposed on the disposition of any shares of Company Stock covered by the underlying Option (possessing the Reload Feature).
The Committee may, in its discretion, cause the Company to place on any certificate representing Company Stock issued to a Participant upon the exercise of an underlying Option (possessing a Reload Feature as evidenced by the stock option agreement for such Option) delivered pursuant to this subsection (d), a legend restricting the sale or other disposition of such Company Stock.
     9. NONTRANSFERABILITY OF AWARDS AND OPTIONS. Options and Stock Appreciation Rights by their terms, shall not be transferable by the Participant except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant or by his guardian or legal representative.
     10. EFFECTIVE DATE OF THE PLAN. This Plan shall be effective on February 8, 1994 and shall be submitted to the shareholders of the Company for approval. Until (i) the Plan has been approved by the Company's shareholders, and (ii) the requirements of any applicable federal or state securities laws have been met, no Award Option or Stock Appreciation Right shall be exercisable and no Company Stock shall be issued under the Plan.
     11. TERMINATION, MODIFICATION, CHANGE. If not sooner terminated by the Board, this Plan shall terminate at the close of business on February 7, 2004. No Awards shall be made under the Plan after its termination. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided, that (i) if and to the extent required by the Code or Rule 16b-3, no change shall be made that materially increases the total number of shares of Company Stock reserved for issuance pursuant to Awards granted under the Plan (except pursuant to Section 12), materially modifies the requirements as to eligibility for participation in the Plan, or materially increases the benefits accruing to Participants under the Plan unless such change is authorized by the shareholders of the Company. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Awards as it deems appropriate to ensure compliance with Rule 16b-3 and to cause Options to meet the requirements of the Code and regulations thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant's rights under an Award previously granted to the Participant.
12. CHANGE IN CAPITAL STRUCTURE.
     (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or merger in which the Company is the surviving corporation or other change in the Company's capital stock (including, but not limited to, the creation or issuance to shareholders generally of rights, options or warrants for the purchase of common stock or preferred stock of the Company), the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Options then outstanding or to be granted thereunder, the maximum number of shares or securities which may be delivered under the Plan, the exercise price and other relevant
                                      A-7
provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option so as to eliminate the fractional shares.
     (b) If the Company is a party to a consolidation or a merger in which the Company is not the surviving corporation, a transaction that results in the acquisition of substantially all of the Company's outstanding stock by a single person or entity, or a sale or transfer of substantially all of the Company's assets, the Committee may take such actions with respect to outstanding Awards as the Committee deems appropriate.
     (c) Notwithstanding anything in the Plan to the contrary, the Committee may take the foregoing actions without the consent of any Participant, and the Committee's determination shall be conclusive and binding on all persons for all purposes.
     (d) If a Change of Control occurs, the Committee may take such actions with respect to outstanding Options or Awards as the Committee deems appropriate. These actions may include, but shall not be limited to, accelerating the expiration date of any or all outstanding Options and Awards and the dates on which any part of the Options and Awards may be exercised, in which case they shall be exercisable in full on dates designated by the Committee. The effectiveness of such acceleration, and any exercise of Options and Awards pursuant thereto with respect to shares in excess of the number of shares which could have been exercised in the absence of such acceleration, shall be conditioned upon the consummation of the applicable Change of Control.
     13. ADMINISTRATION OF THE PLAN. The Plan shall be administered by a committee (the "Committee"), consisting of not less than three Directors of the Company, who shall be appointed by the Board of Directors. The Committee shall be the Compensation Committee of the Board, unless the Board shall appoint another committee (or subcommittee) to administer the Plan. If and to the extent required by Rule 16b-3, all members of the Committee shall be "disinterested persons," as that term is defined in Rule 16b-3. If any member fails to qualify as a "disinterested person" (to the extent required by Rule 16b-3), such person shall immediately cease to be a member of the Committee (or subcommittee) and shall not take part in future Committee (or subcommittee) deliberations. The Committee shall have general authority to impose any limitation or condition upon an Award the Committee deems appropriate to achieve the objectives of the Award and the Plan and, in addition, and without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:
          (a) The Committee shall have the power and complete discretion to determine (i) which eligible employees shall receive an Award and the nature of the Award, (ii) the number of shares of Company Stock to be covered by each Award, (iii) whether Options shall be Incentive Stock Options or Nonstatutory Stock Options, (iv) when, whether and to what extent Stock Appreciation Rights shall be granted in connection with Options, (v) whether to include a Reload Feature in an option and to impose limitations on the use of shares acquired through the exercise of a Reload Option to exercise Options, (vi) the time or times when an Award shall be granted, (vii) whether an Award shall become vested over a period of time and when it shall be fully vested, (viii) when Options and Stock Appreciation Rights may be exercised, (ix) whether a Disability exists, (x) the manner in which payment will be made upon the exercise of Options or Stock Appreciation Rights, (xi) conditions relating to the length of time before disposition of Company Stock received upon the exercise of Options or Stock Appreciation Rights is permitted, (xii) whether to approve a Participant's election (X) to deliver shares of already owned Company Stock to satisfy tax liabilities arising upon the exercise of a Nonstatutory Stock Option or Stock Appreciation Right or (Y) to have the Company withhold from the shares to be issued upon the exercise of a Nonstatutory Stock Option or Stock Appreciation Right that number of shares necessary to satisfy tax liabilities arising from such exercise, (xiii) notice provisions
                                      A-8
     relating to the sale of Company Stock acquired under the Plan, and (xiv) any additional requirements relating to Awards that the Committee deems appropriate. Notwithstanding the foregoing, no "tandem stock options" (where two stock options are issued together and the exercise of one option affects the right to exercise the other option) may be issued in connection with Incentive Stock Options. The Committee shall also have the power to amend the terms of previously granted Awards so long as the terms as amended are consistent with the terms of the Plan and, where applicable, consistent with the qualification of the Option as an Incentive Stock Option. The consent of the Participant must be obtained with respect to any amendment that would adversely affect a Participant's rights under the Award, except that such consent will not be required if the amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Award.
          (b) The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.
          (c) A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.
          14. NOTICE. All notices and other communications required or permitted to be given under this Plan shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, postage prepaid, as follows (a) if to the Company -- at its principal business address to the attention of the Treasurer; (b) if to any Participant -- at the last address of the Participant known to the sender at the time the notice or other communication is sent.
          15. INTERPRETATION. The terms of this Plan are subject to all present and future regulations and rulings of the Secretary of the Treasury or his delegate relating to the qualification of Incentive Stock Options under the Code and are subject to all present and future rulings of the Securities Exchange Commission with respect to Rule 16b-3. The terms of this Plan shall be governed by the laws of the Commonwealth of Virginia.
          IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 23rd day of March, 1994.
                                          HEILIG-MEYERS COMPANY
                                          By      s/ WILLIAM C. DERUSHA
                                      A-9

                                                                       EXHIBIT B
                                  ARTICLE III
     The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 3,000,000 shares of Preferred Stock, par value $10.00 per share, and 250,000,000 shares of Common Stock, par value $2.00 per share.
                                      B-1

                             HEILIG-MEYERS COMPANY
                                                                           PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    The undersigned, revoking all previous proxies, hereby appoints David W. Robertson and Troy A. Peery, Jr., or either of them, each with full power of substitution, as proxies for the undersigned, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of Heilig-Meyers Company (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on June 15, 1994, at 10:30 a.m. E.D.T., or at any adjournment thereof, as fully as could the undersigned if personally present.

1. ELECTION OF DIRECTORS  ( )FOR all nominees listed  ( ) WITHHOLD AUTHORITY to
                             below (except as marked      vote for all nominees
                             to the contrary below)       listed below

  (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
               THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)
 William C. DeRusha, Troy A. Peery, Jr., Alexander Alexander, Robert L. Burrus,
             Jr., Arthur D. Charpentier, Benjamin F. Edwards, III,
       Alan G. Fleischer, Nathaniel Krumbein, Hyman Meyers, S. Sidney Meyers, Lawrence N. Smith, George A. Thornton, III
2. ADOPTION OF 1994 STOCK OPTION PLAN.
                         ( ) FOR    ( ) AGAINST    ( ) ABSTAIN
3. AMENDMENT OF THE RESTATED ARTICLES OF INCORPORATION to increase the number of shares of Common Stock which the Company is authorized to issue to 250,000,000 shares.
                         ( ) FOR    ( ) AGAINST    ( ) ABSTAIN
                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

4. RATIFICATION OF THE SELECTION of Deloitte & Touche as accountants and auditors for the Company for the current fiscal year.
                         ( ) FOR    ( ) AGAINST    ( ) ABSTAIN
5. IN THEIR DISCRETION upon any other matters which may properly come before the meeting or any adjournment thereof.
    IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES TO WHICH IT RELATES WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE SHARES TO WHICH IT RELATES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED ON THE REVERSE SIDE, AND FOR ITEMS 2, 3, AND 4.
    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
    Receipt of the Board of Directors' Notice of and Proxy Statement for the Annual Meeting of Shareholders to be held on June 15, 1994 is hereby acknowledged.
                                          Dated                         , 1994

                                                        Signature

                                                Signature if held jointly
PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE.